Exhibit 107.1

CALCULATION OF REGISTRATION FEE

FORM S-8

(Form Type)

VROOM, INC.

(Exact name of registrant as specified in its charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

2022 Inducement Award Plan	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	3,000,000 (2)	$1.30(3)	$3,900,000.00	$92.70 per million dollars	$361.53

	Total Offering Amounts					$3,900,000.00		$361.53

	Total Fee Offsets							$—

	Net Fee Due							$361.53

(1)     Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.001 per share (“Common Stock”), of Vroom, Inc. (the “Company”) that become issuable under the Company’s 2022 Inducement Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)     Represents 3,000,000 shares of Common Stock reserved for issuance under the Plan pursuant to its terms.

(3)     Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 24, 2022.